UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 22, 2009

NEWMONT MINING CORPORATION
 (Exact name of registrant as specified in its charter)

Delaware	001-31240	84-1611629
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6363 South Fiddlers Green Circle Greenwood Village, Colorado	80111
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 863-7414

N/A
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On December 22, 2009, Newmont Mining Corporation (“Newmont” or the “Company”) issued a news release announcing that its subsidiaries, Newmont Indonesia Limited (“NIL”) and NVL (USA) Limited (“NVL”), have entered into a loan transaction (together with ancillary documents, the “Loan Transaction”) with P.T. Pukuafu Indah (“PTPI”). PTPI is an unrelated Indonesian company and 20% owner of P.T. Newmont Nusa Tenggara (“PTNNT”), the owner of the Batu Hijau mine. The Company, through NIL, currently holds a 35.44% interest in the Batu Hijau mine.

Pursuant to the terms of the Loan Transaction, PTPI utilized $287 million of the loan proceeds to repay and extinguish certain of its indebtedness and has agreed to pledge its 20% interest in PTNNT (the “Pledged Shares”) as collateral for the loan. Pursuant to the Loan Transaction, NVL may fund certain additional advances as required to extinguish other indebtedness of PTPI. In addition to the Pledged Shares, the Loan Transaction is also secured by a pledge of all of the shares of PTPI. The loan has a maturity date of December 31, 2019. Repayment of the loan prior to maturity will be made from dividends attributable to the Pledges Shares and other payments until such time as the loan balance is repaid. The Loan Transaction contains certain covenants on the part of PTPI and its shareholders to assist the Company.

Newmont previously identified PTNNT as a variable interest entity in light of the capital structure, equity ownership and the contractual relationships between the parties. Newmont also determined that it was the primary beneficiary of Batu Hijau and since January 1, 2004, fully consolidated Batu Hijau in the Company’s Consolidated Financial Statements. Newmont is currently assessing its accounting treatment for Batu Hijau in light of its current equity interest and this loan agreement with PTPI.

A copy of the Company’s news release is attached hereto as Exhibit 99.1.

ITEM 9.01. Financial Statements and Exhibits.

Exhibit No.	Description
99.1	News Release dated December 22, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEWMONT MINING CORPORATION
By:	/s/ Jeffrey K. Reeser

Name: Title:	Jeffrey K. Reeser Vice President and Secretary

Dated: December 22, 2009

EXHIBIT INDEX

Exhibit No.	Description
99.1	News Release dated December 22, 2009